GAIN Capital Reports Record Fourth Quarter and Full Year Results

Fourth Quarter 2014
-Record net revenue of $114.7 million, up 37%
-Net income of $17.6 million, up 309%
-Earnings per diluted share of $0.41, up 273%
-Adjusted EBITDA of $35.9 million, up 164%
-Retail OTC trading volume of $730.6 billion, up 42%

Full Year 2014
-Net revenue of $369.5 million, up 38%
-Adjusted EBITDA of $74.6 million, up 23%
-Retail OTC trading volume of $2.4 trillion, up 35%
-Institutional trading volume of $5.1 trillion, up 29%

BEDMINSTER, N.J., February 26, 2015 /PRNewswire/ -- GAIN Capital Holdings, Inc. ("GAIN") (NYSE: GCAP), a leading global provider of online trading services, announced financial results for the fourth quarter and full year 2014.

“We ended 2014 with an exceptionally strong quarter, as we capitalized on improved market conditions to increase customer engagement across our businesses, boost trading volumes and attract new customers. Retail OTC trading volume and revenue both grew by more than 35%, and we ended the year with record funded accounts. Our focus on growing our commission-based businesses also continues to deliver results, with commission-based revenue up by 30% from a year ago,” said Glenn Stevens, CEO of GAIN Capital. “This positive growth, combined with our disciplined management of fixed operating expenses allowed us to deliver record quarterly revenue and net income of $114.7 million and $17.6 million, respectively,” continued Mr. Stevens.

“Throughout 2014, we continued to execute on our strategy of growing our business both organically and through M&A and diversifying our revenues across products, customer types and geographies. We delivered record net revenue of $369.5 million, which was up 38% for the year; I am especially proud that due to their continued successful development, our commission-based businesses comprised 34% of our annual net revenue, up from 23% in 2013 and 14% in 2012,” Mr. Stevens continued. “On the M&A side, in October we announced the acquisition of London-based City Index, our second large-scale acquisition in two years, following our successful acquisition and integration of GFT. City Index will continue the process of diversifying our retail OTC volume, giving us further exposure to non-fx asset classes such as equity, energy and precious metals via CFDs. These transactions demonstrate our position as an industry consolidator and our expertise in realizing substantial operating expense synergies, while also providing a platform to continue to grow and diversify our businesses,” Mr. Stevens added.

“We enter 2015 with solid momentum, with robust client engagement and trading volumes continuing in the initial weeks of the first quarter,” Mr. Stevens continued. “As a result of our strong risk management capabilities, we successfully navigated the Swiss franc event on January 15, 2015 and since then we’ve seen a strong increase in new accounts, up significantly in January versus our monthly average in the fourth quarter. With strong momentum in organic growth coupled with our acquisition of City Index, which we expect to close in early Q2, we believe we are well-positioned to deliver growth and value for our stakeholders in 2015 and beyond,” Mr. Stevens concluded.

Fourth Quarter Highlights
(Comparisons below are referenced to the three months ending December 31, 2013)

•	Net revenue of $114.7 million, up 37%

•	Net income of $17.6 million, up 309%

•	Earnings per diluted share of $0.41, up 273%

•	Adjusted EBITDA* of $35.9 million, up 164%

•	Retail OTC trading volume of $730.6 billion, up 42%

•	Institutional trading volume of $1.2 trillion, up 11%

•	Average Daily Futures Contracts of 30,446, up 41%

Full Year Highlights
(Comparisons below are referenced to the twelve months ending December 31, 2013)

•	Net revenue of $369.5 million, up 38%

•	Net income of $31.6 million, up slightly from 2013

•	Earnings per diluted share of $0.71, down 10%

•	Adjusted EBITDA* of $74.6 million, up 23%

•	Retail OTC trading volume of $2.4 trillion, up 35%

•	Institutional trading volume of $5.1 trillion, up 29%

•	Average Daily Futures Contracts of 27,131, up 31%

(*See below for reconciliation of non-GAAP financial measures)

Retail OTC Business

In the fourth quarter of 2014, GAIN’s retail OTC trading business generated revenue of $85.1 million, up 39% from $61.4 million in the fourth quarter of 2013. Retail OTC trading volume was $730.6 billion, up 42% from $513.0 billion in the fourth quarter of 2013.

Full year retail OTC revenue was $236.7 million, up 15% from $205.1 million in 2013. Total retail trading volume was $2.4 trillion, up 35% from $1.8 trillion in 2013.

Institutional Businesses

In the fourth quarter of 2014, GAIN’s institutional business, which includes the GTX platform and the Sales Trader business, generated total revenue of $19.8 million, compared with $17.7 million in the fourth quarter of 2013. Total institutional trading volume was $1.2 trillion, compared with $1.1 trillion in the fourth quarter of 2013.

In 2014, GAIN’s institutional businesses generated total revenue of $89.2 million, compared with $38.6 million in 2013. Total institutional trading volume was $5.1 trillion, compared with $4.0 trillion in 2013.

Futures

The exchange-traded futures business generated revenue of $7.3 million in the fourth quarter of 2014, compared with $5.3 million in the fourth quarter of 2013. Average daily futures contracts reached 30,446, up 41% from 21,575 in the fourth quarter of 2013.

In 2014, the exchange-traded futures business generated total revenue of $32.7 million, compared with $22.1 million in 2013. Average daily futures contracts were 27,131 for 2014, compared with 20,717 in 2013.

City Index

A special meeting of stockholders has been convened for March 12, 2015 to approve our acquisition of City Index and certain other matters. Assuming the transaction is approved by stockholders and other required approvals are obtained, we expect to close the acquisition in early Q2 and reiterate our previously disclosed synergy target of $45 - $55 million in the two years following the closing.

City Index’s preliminary results for the fourth quarter of 2014, under U.K. GAAP, include net revenue of $43.3 million, up 22% from $35.4 million in the fourth quarter of 2013 and Adjusted EBITDA of $12.7 million, up 74% from $7.3 million in the fourth quarter of 2013. Trading volume was $270.9 billion, up 27% from $213.0 billion in the fourth quarter of 2013.

Dividend

GAIN’s Board of Directors declared a quarterly cash dividend of $0.05 per share of the Company’s common stock. The dividend is payable on March 23, 2015 to shareholders of record as of the close of business on March 13, 2015.

Conference Call

GAIN will host a conference call Thursday, February 26, 2015 at 8.00 a.m. ET. Participants may access the live call by dialing + 1-866-652-5200 (U.S. domestic), or + 1-412-317-6060 (international).

A live audio webcast of the call and a copy of the accompanying presentation will also be available on the Investor Relations section of the GAIN website (http://ir.gaincapital.com). A PDF copy of the earnings presentation will also be available on the Investor Relations website.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1-877-344-7529 in the U.S. or +1-412-317-0088 from abroad, and entering passcode 10060327#

About GAIN

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com

Condensed Consolidated Statements of Operations
In millions except share data
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUE:
Trading revenue	$85.1	$61.4	$236.7	$205.1
Commission revenue	29.9	23.0	127.1	60.8
Other revenue	(0.3)	(0.6)	4.9	1.1
Total non-interest revenue	114.7	83.8	368.7	267.0
Interest revenue	0.3	0.2	1.4	0.8
Interest expense	0.3	0.1	0.6	0.2
Total net interest revenue	—	0.1	0.8	0.6
Net revenue	114.7	83.9	369.5	267.6
EXPENSES:
Employee compensation and benefits	28.0	23.8	99.5	74.2
Selling and marketing	4.1	6.4	20.2	22.3
Referral fees	25.2	18.9	91.1	52.5
Trading expenses	6.2	6.0	26.3	18.1
General & Administrative	10.3	10.1	38.5	26.9
Depreciation and amortization	1.4	2.6	7.1	7.8
Purchased intangible amortization	3.3	1.2	8.1	2.9
Communication and technology	4.0	4.8	15.6	11.3
Bad debt provision	1.0	0.3	3.7	1.5
Acquisition expense	2.0	0.3	3.5	1.8
Restructuring	0.2	1.2	1.2	1.6
Integration	0.8	1.9	2.5	1.9
Impairment on investment	0.1	0.5	0.1	0.5
Total operating expense	86.6	78.0	317.4	223.3
Operating income	28.1	5.9	52.1	44.3
Interest on long-term borrowings	1.7	0.9	6.1	1.2
Gain on extinguishment of debt	—	2.0	—	2.0
Income before tax expense	26.4	7.0	46.0	45.1
Income tax expense	8.4	2.7	13.0	13.8
Net income	$18.0	$4.3	$33.0	$31.3
Net income attributable to non-controlling interest	$0.4	$—	$1.4	$—
Net income applicable to Gain Capital Holdings Inc.	$17.6	$4.3	$31.6	$31.3
Earnings per common share(1)
Basic	$0.43	$0.11	$0.76	$0.85
Diluted	$0.41	$0.11	$0.71	$0.79
Weighted averages common shares outstanding used
in computing earnings per common share:
Basic	41,506,205	39,492,413	40,561,644	36,551,246
Diluted	43,684,324	42,646,162	43,214,895	39,632,878

(1) Adjusted for the effect of the GAA/TT put option

Condensed Consolidated Balance Sheet
In millions
(unaudited)

	December 31,	December 31,
	2014	2013
ASSETS:
Cash and cash equivalents	$139.4	$39.9
Cash and securities held for customers	759.6	739.3
Short term investments	0.2	0.8
Receivables from banks and brokers	134.9	227.6
Property and equipment - net of accumulated depreciation	18.8	17.1
Prepaid assets	2.5	8.8
Goodwill	34.9	15.7
Intangible assets, net	60.8	34.8
Other assets	35.1	28.6
Total assets	$1,186.2	$1,112.6
LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to customers, brokers, dealers, FCM's and other regulated entities	$759.6	$739.3
Accrued compensation & benefits	16.9	13.0
Accrued expenses and other liabilities	64.7	56.7
Income tax payable	1.2	3.8
Note payable	68.4	65.4
Total liabilities	$910.8	$878.2
Non-controlling interest	10.2	—
Shareholders' Equity	265.2	234.4
Total liabilities and shareholders' equity	$1,186.2	$1,112.6

Reconciliation of GAAP Net Income to Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, restructuring, acquisition and integration-related expenses, impairment on investment and gain on extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Adjusted EBITDA
In millions
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net revenue	$114.7	$83.9	$369.5	$267.6
Net income applicable to Gain Capital Holdings Inc.	17.6	4.3	31.6	31.3

Net income	$17.6	$4.3	$31.6	$31.3
Depreciation and amortization	1.4	2.6	7.1	7.8
Purchased intangible amortization	3.3	1.2	8.1	2.9
Interest expense	1.7	0.9	6.1	1.2
Income tax expense	8.4	2.7	13.0	13.8
Acquisition expense	2.0	0.3	3.5	1.8
Restructuring	0.2	1.2	1.2	1.6
Integration	0.8	1.9	2.5	1.9
Net income attributable to non-controlling interest	0.4	—	1.4	—
Other non-recurring items	0.1	(1.5)	0.1	(1.5)
Adjusted EBITDA	35.9	13.6	74.6	60.8

Reconciliation of City Index U.K. GAAP Net Income to Adjusted EBITDA
In millions
(unaudited)

	Three Months Ended
	December 31,
	2014	2013
Net revenue	$43.3	$35.4

Net income	$4.4	$(0.7)
Depreciation and amortization	4.2	7.1
One-time expenses	4.1	1.1
Adjusted EBITDA	12.7	7.5

Forward-Looking Statements:
The forward-looking statements contained herein include, without limitation, statements relating to GAIN Capital’s and/or City Index (Holdings) Limited (“City Index”) expectations regarding the opportunities and strengths of the combined company created by the proposed business combination, anticipated cost and revenue synergies, the strategic rationale for the proposed business combination, including expectations regarding product offerings, growth opportunities, value creation, and financial strength, and the timing of the closing. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that GAIN Capital or City Index will realize these expectations or that these beliefs will prove correct. In addition, a variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 17, 2014, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in GAIN Capital’s systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital’s views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Non-GAAP Financial Measures
This release contains various non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Cash EPS. These non-GAAP financial measures have certain limitations, including that they do not have a standardized meaning and, therefore, our definitions may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of these non-GAAP financial measures assist investors in evaluating our historical and expected operating performance. However, because these are not measures of financial performance calculated in accordance with GAAP, such measures should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.